EXHIBIT 11



                 STATEMENT OF COMPUTATION OF PER SHARE EARNINGS
                             Life USA HOLDING, INC.
                (Dollars in thousands, except per share amounts)
                                   (Unaudited)

                                                                               Three months ended March 31,
                                                                               ----------------------------
                                                                                      1996          1995
                                                                               -----------   -----------
PRIMARY
Average shares outstanding and to be issued                                     20,365,656    20,215,930

Net effect of dilutive stock options and warrants
   having exercise prices less than the
   average market price of the common
   stock using the treasury stock method                                           138,467       187,085

Common equivalent shares assuming conversion
   of convertible subordinated debentures                                        2,400,000     1,120,000
                                                                               -----------   -----------

Total common and common equivalent shares                                       22,904,123    21,523,015
                                                                               ===========   ===========

Net income                                                                     $     4,621   $     3,706

Add convertible subordinated debenture interest,
   net of federal income tax effect                                                    218           103
                                                                               -----------   -----------

Adjusted net income                                                            $     4,839   $     3,809
                                                                               ===========   ===========

Per common and common equivalent share amount                                  $       .21   $       .18
                                                                               ===========   ===========

FULLY DILUTED
Average shares outstanding and to be issued                                     20,365,656    20,215,930

Net effect of dilutive stock options and
   warrants having exercise prices less than
   the greater of the average or the
   year-end market price of the common
   stock using the treasury stock method                                           138,456       206,361

Common equivalent shares assuming conversion
   of convertible subordinated debentures                                        2,400,000     1,120,000
                                                                               -----------   -----------

Total common and common equivalent shares                                       22,904,112    21,542,291
                                                                               ===========   ===========

Net income                                                                     $     4,621   $     3,706

Add convertible subordinated debenture interest,
   net of federal income tax effect                                                    218           103
                                                                               -----------   -----------

Adjusted net income                                                            $     4,839   $     3,809
                                                                               ===========   ===========

Per common and common equivalent share amount                                  $       .21   $       .18
                                                                               ===========   ===========
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